Exhibit 99.1

Active Power Names Jay Powers CFO and Vice President of Finance

AUSTIN, Texas (Nov. 18, 2013) – Active Power (NASDAQ: ACPW), manufacturer of uninterruptible power supply (UPS) systems and modular infrastructure solutions, announced it has named Jay Powers as CFO and vice president of Finance effective Dec. 4, 2013. Steve Fife, current CFO and vice president of Finance, will remain with the company through the end of the year.

“Jay has an impeccable record operating in senior finance positions for large multinational manufacturing firms,” said Mark A. Ascolese, president and CEO, at Active Power. “He brings the relevant financial and market experience Active Power needs as we look to drive more consistency in the business and expand into new large and growing markets. I’m excited to have Jay join us to help us build an innovative, high growth business that is profitable and stable.”

“I am excited to join Active Power at this point in the company’s evolution,” said Powers. “I look forward to working closely with the company’s strong leadership team and contributing my experience and expertise to help the business achieve its growth and profitability goals and drive shareholder value.”

“I also want to acknowledge Steve Fife for his hard work and contributions to Active Power during his time here,” continued Ascolese. “We thank him for agreeing to stay on through year end and wish him well in his future endeavors.”

Jay Powers Executive Bio
A certified public accountant, Jay Powers is an accomplished finance leader with broad and deep experience at both domestic and international organizations in a variety of industries including manufacturing, power quality, and energy storage. Powers brings more than 30 years of finance, accounting, and operations experience to Active Power with a proven record of protecting assets, implementing new processes that lead to operational improvements, and succeeding in fast paced, change driven environments.

Powers most recently served as senior vice president of Finance of the U.S. Windows and Doors division of PlyGem Industries, a $1.3 billion publicly traded building products manufacturer.

From 2006-2013, Powers was at Xerium Technologies, a publicly traded global manufacturer and supplier of specifically engineered consumable products used primarily in the production of paper. As vice president and global controller, he led all corporate controllership functions including SEC reporting, board reporting and analysis, and external audit management.

Prior to Xerium, Powers held a number of executive finance roles including vice president of Internal Audit at Invensys PLC, a global industrial automation, controls, and transportation business. He was tasked to step into this leadership role following the completion of two divestitures including Invensys’ Powerware and Lambda Power divisions where he served as vice president of Finance.

He spent more than 11 years in various senior finance and accounting roles at power and automation technology firm ABB, including six years with ABB Drives and Motors division. Powers began his career as a senior auditor at Ernst and Young LLP, formerly Arthur Young, working out of the firm’s offices in Stamford, Conn.

Powers received a bachelor’s of Science in Accounting from the State of University of New York at Albany.

About Active Power
Founded in 1992, Active Power (NASDAQ:ACPW) designs and manufactures uninterruptible power supply (UPS) systems and modular infrastructure solutions that enable data centers and other mission critical operations to remain ‘on’ 24 hours a day, seven days a week. The combined benefits of its products’ power density, reliability, and total cost of ownership are unmatched in the market and enable the world’s leading companies to achieve their most forward thinking data center designs. The company’s products and solutions are built with pride in Austin, Texas, at a state-of-the-art, ISO 9001:2008 registered manufacturing and test facility. Global customers are served via Austin and three regional operations centers located in the United Kingdom, Germany, and China, that support the deployment of systems in more than 50 countries. For more information, visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements
This release may contain forward-looking statements that involve risks and uncertainties. Such statements include those related to driving more consistency in the business and expanding into new large and growing markets, building an innovative, high growth business that is profitable and stable and helping the business achieve its growth and profitability goals and drive shareholder value. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the markets. Please refer to Active Power’s filings with the Securities and Exchange Commission for more information on the risk factors that could cause our actual results to differ from our forward looking statements.

Active Power and CleanSource are registered trademarks of Active Power, Inc. The Active Power logo and PowerHouse are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
Ron Both	Lee Higgins
Liolios Group	Senior Public Relations Manager
(949) 574-3860	(512) 656-9435
ron@liolios.com	lhiggins@activepower.com

# # #